Exhibit 16.1

December 29, 2025

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for DEFSEC Technologies Inc. (formerly KWESST Micro Systems Inc.) (“the Company”) and, under the date of January 17, 2024, except for Note 1(c) as to which the date is October 25, 2024, we reported on the consolidated financial statements of the Company as of and for the year ended September 30, 2023. On May 15, 2024, we resigned.

We have read the Company’s statements included under Change in Company’s Certifying Accountant of its Annual Report on Form 20-F dated December 29, 2025, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

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